EXHIBIT 21.1

            LIST OF SUBSIDIARIES OF MOBILE REACH INTERNATIONAL, INC.

           Name of Subsidiary                   State or Other Jurisdiction
                                                     of Incorporation

      Mobile Reach Technologies, Inc.                 North Carolina

      Mobile Reach Technologies GmbH.*                    Germany

* Mobile Reach Technologies GmbH is a subsidiary of Mobile Reach Technologies, Inc.